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                                                                  Exhibit 23(a)




                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Form S-8 Registration Statement and related Prospectus pertaining to The Lincoln Electric Company Employee Savings Plan of our reports (a) dated March 3, 1995, except for Note M as to which the date is June 5, 1995, with respect to the consolidated financial statements of The Lincoln Electric Company included in Amendment No. 2 to Registration Statement (Form S-3 No. 33-58881) and (b) dated November 8, 1995 with respect to the financial statements and schedules of The Lincoln Electric Company Employee Savings Plan included in the Plan's Annual Report (Form 11-K) for the period from inception November 1, 1994 to December 31, 1994 filed with the Securities and Exchange Commission.

Our audits also included the financial statement schedule of The Lincoln Electric Company listed in Item 14(a) of the Company's Annual Report (Form 10-K) for 1994 filed with the Securities and Exchange Commission. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                        Ernst & Young LLP



Cleveland, Ohio
November 10, 1995